EXHIBIT 21
Technology Solutions Company
Subsidiaries of the Company
The following are all the subsidiaries of the Registrant and are included in its audited consolidated financial statements filed with its Annual Report on Form 10-K for the year ended December 31, 2005.

Place of
Subsidiary (Year Organized or Acquired)	Incorporation
Technology Solutions Company de Mexico S.A. de C.V. (1995)	Mexico

TSC South America, Inc. (1996)	Delaware

TSC Colombia, Inc. (1996)	Delaware

TSC Asia, Inc. (1997) (dissolved on October 31, 2005)	Delaware

TSC Europe (U.K.) Ltd (1999)	England

TSC Canada Corp. (2000) (dissolved on October 18, 2005)	Canada

Zamba Solutions LLC (2004)	Delaware

TSC Canada Corp. f/k/a Zamba Solutions Canada Inc. (2004)	Canada